Exhibit 99.1

Omnia Wellness Expands BodyStop® Recovery Zone Footprint in LA

Fitness with Launch of Mission Viejo Location

Second Location Houses One of the Largest LA Fitness Memberships Nationwide and Capitalizes

on the Robust Demand for Wellness Treatments

Omnia Wellness Partners with LA Fitness to Unveil BodyStop® Recovery Zone in LA’s Mission

Viejo Location

DENVER, Colorado, September 16, 2021 — Omnia Wellness Inc. (the “Company”) (OTC US: OMWS), a health and wellness company commercializing advanced therapeutic technologies, has launched a second Signature LA Fitness wellness center. The Mission Viejo location represents one of the largest clubs in the LA Fitness portfolio.

Similar to the Company’s BodyStop® center in Irvine, this center will also include the same offerings: the Company’s proprietary and patented Solajet® Dry Hydrotherapy that specializes in the Endo-Kinetic treatment approach; custom tailored services to meet customer needs by using the products’ intensive data collection and analysis capabilities. Customers will be able to purchase subscriptions to the BodyStop Recovery Center without membership to LA Fitness.

“We believe that demand for the wellness experience continues to grow exponentially and we are continuing our expansion strategy by growing our presence in the market by joining efforts with a second LA Fitness location to capitalize on this trend,” said Steve Howe, Omnia Wellness Executive Chairman. “We are confident that in the current and post-pandemic environment, demand for hands-free alternative treatments like our proprietary Endo-Kinetic approach will see robust sales performance.”

Part of the Company’s rollout strategy is to have multiple locations within close proximity of each other to enhance regional optionality and access for members.

Mr. Howe concludes, “We look forward to continuing our strong relationship with one of the largest fitness chains to help the Company broaden and diversify its customer base.”

About LA Fitness

LA Fitness, founded in 1984, is one of the fastest growing health club chains in the U.S. and presently operates nearly 700 locations in 26 states and Canada. Its mission is to help as many people as possible achieve the benefits of a healthy lifestyle by creating a nationwide network of health clubs, offering its members the widest range of amenities and the friendliest service at an affordable price. To learn more about LA Fitness, visit www.lafitness.com or download the mobile app—search on iTunes or Google Play for LA Fitness. To find a club nearest you, call (800) LA FITNESS.

About Omnia Wellness Inc.

Omnia Wellness Inc. is an innovative developer of a disruptive dry-hydrotherapy technology for massage, fitness, and medical applications. Through its subsidiaries Omnia Wellness Inc. and Solajet® Financing Company, Omnia Wellness expects to commercialize SolaJet’s Dry-Hydrotherapy, Endo-Kinetic™ technology, which provides deep tissue suppression, therapeutic heat, vibration and a flushing full-body “wave” combining four therapies in one. Treatments are designed to deliver the feeling similar to an hour-long traditional massage in as little as 15 minutes at an affordable price point for the consumer. In response to COVID-19, the Company is emphasizing its technology as “touchless” therapy. It is the expectation of Omnia Wellness to create a national chain of “BodyStop® Relaxation and Therapeutic Centers,” with the first BodyStop® expected to open in the third quarter of 2021, and “BodyStop® Recovery Zones,” which are expected to be made available at fitness clubs.

https://omniawellness.com

Forward-Looking Statements

This press release may contain “forward-looking statements”, including but not limited to: statements regarding the Company’s overall business; total addressable market; and expectations regarding future sales and expenses. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “could,” “intend,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these as forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to successfully implement training programs for the use of its products; the Company’s ability to manufacture and produce products for its customers; the Company’s ability to develop sales for its new product solutions; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense, and time associated with sales; the lengthy evaluation and sales cycle for the Company’s products; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the ability to obtain export licenses for countries outside the U.S.; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, or changes in its expectations.

Contact:

Email: ir@omniawellness.com

Tel: 888-320-5711